FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.42, ROAA OF 1.24% AND ROTCE OF 15.37% FOR 4Q 2020
Excluding non-GAAP adjustments, 4Q20 diluted EPS was $1.58, ROAA was 1.38% and ROTCE was 17.11%

NASHVILLE, TN, Jan. 19, 2021 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.42 for the quarter ended Dec. 31, 2020, compared to net income per diluted common share of $1.26 for the quarter ended Dec. 31, 2019, an increase of 12.7 percent. Excluding gains and losses on the sale of investment securities and ORE expense for the three months ended Dec. 31, 2020 and 2019 and $15.0 million of FHLB restructuring and hedge termination charges for the three months ended Dec. 31, 2020, net income per diluted common share was $1.58 for the three months ended Dec. 31, 2020, compared to $1.27 for the three months ended Dec. 31, 2019, a year-over-year increase of 24.4 percent.
Net income per diluted common share was $4.03 for the year ended Dec. 31, 2020, compared to net income per diluted common share of $5.22 for the year ended Dec. 31, 2019, a decrease of 22.8 percent. Excluding gains and losses on the sale of investment securities and ORE expense for the years ended Dec. 31, 2020 and 2019, $19.8 million of FHLB restructuring and hedge termination charges for the year ended Dec. 31, 2020, and branch rationalization charges and a loss from the sale of Pinnacle Bank's non-prime automobile portfolio for the year ended Dec. 31, 2019, net income per diluted common share was $4.30 in 2020, compared to $5.37 in 2019, a year-over-year decrease of 19.9 percent.
"As we all know, the 2020 operating environment was very challenging," said M. Terry Turner, Pinnacle's president and chief executive officer. "However, the unique commitment our associates possess for this firm and our focus on growing revenue resulted in very strong core performance in the fourth quarter.
"In spite of all the hardships in 2020, we are very pleased to report diluted earnings per share growth over 12 percent (over 24 percent on an adjusted basis) over the fourth quarter of 2019. Additionally, we increased our book value per share by 8.6 percent between Dec. 31, 2020 and Dec. 31, 2019, while tangible book value per share increased 14.8 percent during that same time. Our hiring pipelines continue to grow across our markets as we remain excited about the opportunity to produce outsized earnings and tangible book value per share growth going into 2021."

BALANCE SHEET GROWTH:
•Loans at Dec. 31, 2020 were $22.4 billion, an increase of $2.6 billion from Dec. 31, 2019, reflecting year-over-year growth of 13.3 percent. Loans at Dec. 31, 2020 decreased approximately $52.9 million from Sept. 30, 2020.
◦Loan volumes at Dec. 31, 2020 include approximately $1.8 billion of loans issued through the Small Business Administration’s (SBA’s) Paycheck Protection Program (PPP) during the second quarter of 2020. The average yield on these loans was 4.64 percent for the fourth quarter of 2020, inclusive of $19.4 million of loan fee accretion recognized in the quarter. At Dec. 31, 2020, there were $40.7 million in SBA PPP loan fees remaining, which should be accreted into net interest income through the mid-year 2022 as these loans are repaid and/or are forgiven under the PPP.

▪PPP loans decreased by $452.1 million between the third and fourth quarters of 2020. Excluding PPP loans, total loans increased by $399.2 million during the same period, or 7.9 percent on an annualized basis.
◦Average loans were $22.5 billion for the three months ended Dec. 31, 2020, up $31.5 million from the three months ended Sept. 30, 2020, a linked-quarter annualized growth rate of 0.6 percent. Excluding the impact of $2.1 billion and $2.2 billion of average PPP loans outstanding during the three months ended Dec. 31, 2020 and Sept. 30, 2020, respectively, average loans were $20.4 billion for the three months ended Dec. 31, 2020, up $155.5 million from $20.3 billion for the three months ended Sept. 30, 2020, a linked-quarter annualized growth rate of 3.1 percent.
◦At Dec. 31, 2020, the remaining discount associated with fair value accounting adjustments on acquired loans was $27.8 million, compared to $32.3 million at Sept. 30, 2020.
•Deposits at Dec. 31, 2020 were a record $27.7 billion, an increase of $7.5 billion from Dec. 31, 2019, reflecting year-over-year growth of 37.3 percent. Deposits at Dec. 31, 2020 increased $1.2 billion from Sept. 30, 2020, reflecting a linked-quarter annualized growth rate of 17.5 percent.
◦Average deposits were $27.2 billion for the three months ended Dec. 31, 2020, compared to $26.4 billion for the three months ended Sept. 30, 2020, a linked-quarter annualized growth rate of 12.8 percent.
◦Core deposits were $23.5 billion at Dec. 31, 2020, compared to $17.6 billion at Dec. 31, 2019 and $22.0 billion at Sept. 30, 2020. The linked-quarter annualized growth rate of core deposits in the fourth quarter of 2020 was 27.4 percent.
"We are also very pleased with loan growth during the fourth quarter given the elevated paydowns and liquidity on some of our clients' balance sheets," Turner said. "We are nowhere near returning to pre-pandemic loan growth levels, but it is good to see progress this quarter. We continue to plan for high-single to low double-digit loan growth in 2021, excluding the impact of the PPP program. Having hired 85 new revenue producers in 2019 and 90 in 2020, we believe we are well positioned to grow loans as a result of the new clients we expect these associates will bring to us even in an economy that is likely to offer only limited organic loan demand in the near term.
"Deposit growth in 2020 was phenomenal. We will continue to seek new client deposits for our firm that reduce the level of wholesale funding that we currently deploy. We have initiated numerous deposit gathering tactics over the last two years aimed at core deposit generation and are gaining confidence that these activities will bring strong returns to us in the near future."

PROFITABILITY:
•Return on average assets was 1.24 percent for the fourth quarter of 2020, compared to 1.26 percent for the third quarter of 2020 and 1.38 percent for the fourth quarter of 2019. Fourth quarter 2020 return on average tangible assets amounted to 1.31 percent, compared to 1.33 percent for the third quarter of 2020 and 1.48 percent for the fourth quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, return on average assets was 1.38 percent for the fourth quarter of 2020, compared to 1.28 percent for the third quarter of 2020 and 1.39 percent for the fourth quarter of 2019. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 1.46 percent for the fourth quarter of 2020, compared to 1.36 percent for the third quarter of 2020 and 1.49 percent for the fourth quarter of 2019.
•Return on average equity for the fourth quarter of 2020 amounted to 8.78 percent, compared to 8.92 percent for the third quarter of 2020 and 8.78 percent for the fourth quarter of 2019. Excluding preferred stockholders' equity for the three months ended Dec. 31, 2020 and Sept. 30, 2020, respectively, return on average common equity for the fourth quarter of 2020 amounted to 9.19 percent, compared to 9.35 percent for the third quarter of 2020 and 8.78 percent for the fourth quarter of 2019. Fourth quarter 2020 return on average tangible common equity amounted to 15.37 percent, compared to 15.85 percent for the third quarter of 2020 and 15.41 percent for the fourth quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, return on average tangible common equity amounted to 17.11 percent for the fourth quarter of 2020, compared to 16.19 percent for the third quarter of 2020 and 15.49 percent for the fourth quarter of 2019.

"We are very excited about our profitability metrics in the fourth quarter," said Harold R. Carpenter, Pinnacle's chief financial officer. "We anticipate and hope for a more stable operating environment in 2021. Our aim for the coming year will be top-quartile peer performance with respect to return on tangible common equity and tangible book value per share growth. As always, we believe we have the right people in the right markets to deliver long-term sustainable growth."

MAINTAINING A STRONG BALANCE SHEET:
•Net charge-offs were $10.8 million for the quarter ended Dec. 31, 2020, compared to $13.1 million for the quarter ended Sept. 30, 2020 and $3.5 million for the quarter ended Dec. 31, 2019. Annualized net charge-offs as a percentage of average loans for the quarter ended Dec. 31, 2020 were 0.19 percent, compared to 0.23 percent for the quarter ended Sept. 30, 2020 and 0.07 percent for the fourth quarter of 2019. Net charge-offs as a percentage of average loans for the year ended Dec. 31, 2020 were 0.18 percent, compared to 0.09 percent for the year ended Dec. 31, 2019.
•Nonperforming assets were 0.38 percent of total loans and ORE at Dec. 31, 2020, compared to 0.40 percent at Sept. 30, 2020 and 0.46 percent at Dec. 31, 2019. Nonperforming assets were $86.2 million at Dec. 31, 2020, compared to $90.8 million at Sept. 30, 2020 and $91.1 million at Dec. 31, 2019.
◦There were $8.0 million of nonperforming assets attributable to the hotel, restaurant, retail and entertainment segments at Dec. 31, 2020, approximately 0.16 percent of these loans.
•The classified asset ratio at Dec. 31, 2020 was 8.1 percent, compared to 9.9 percent at Sept. 30, 2020 and 13.4 percent at Dec. 31, 2019. Classified assets were $262.1 million at Dec. 31, 2020, compared to $307.8 million at Sept. 30, 2020 and $371.3 million at Dec. 31, 2019.
•The allowance for credit losses represented 1.27 percent of total loans at Dec. 31, 2020, compared to 1.28 percent at Sept. 30, 2020 and 0.48 percent at Dec. 31, 2019. Excluding PPP loans, the allowance for credit losses as a percentage of loans was 1.38 percent at Dec. 31, 2020 and 1.43 percent at Sept. 30, 2020.
◦The ratio of the allowance for credit losses to nonperforming loans at Dec. 31, 2020 was 386.1 percent compared to 404.3 percent at Sept. 30, 2020 and 153.8 percent at Dec. 31, 2019.
◦Provision for credit losses was $7.2 million in the fourth quarter of 2020, compared to $16.3 million in the third quarter of 2020 and $4.6 million in the fourth quarter of 2019.

"Credit metrics remained strong all year," Carpenter said. "Our relationship managers and credit officers did significant work in 2020 to evaluate the risk in our loan book, particularly with respect to the various segments within our loan portfolio that we believe have been the most impacted by COVID-19, namely hotel, restaurants, retail and entertainment. During 2020, we regraded substantially all of our commercial loan portfolio. From a credit perspective, our belief is that we are well positioned as we enter 2021. Classified and nonperforming ratios are at the lowest levels in quite some time. We have worked with many borrowers through the modification process with the objective of getting those borrowers through the pandemic. Many of these borrowers operate in the segments most impacted by COVID-19. Each of these relationships has been painstakingly reviewed by our credit officers, modified as necessary and appropriately regraded."

REVENUES:
•Revenues for the quarter ended Dec. 31, 2020 were $304.4 million, an increase of $6.8 million from the $297.7 million recognized in the third quarter of 2020, an annualized growth rate of 9.1 percent. Revenues were up $50.8 million from the fourth quarter of 2019, a year-over-year growth rate of 20.0 percent.
◦Revenue per fully diluted common share was at an all-time record of $4.03 for the three months ended Dec. 31, 2020, compared to $3.95 for the third quarter of 2020 and $3.32 for the fourth quarter of 2019, a 21.4 percent year-over-year growth rate.
•Net interest income for the quarter ended Dec. 31, 2020 was $221.0 million, compared to $206.6 million for the third quarter of 2020 and $194.2 million for the fourth quarter of 2019, a year-over-year growth rate of 13.8 percent. Net interest margin was 2.97 percent for the fourth quarter of 2020, compared to 2.82 percent for the third quarter of 2020 and 3.35 percent for the fourth quarter of 2019.
◦Impacting the firm’s net interest income and net interest margin in the third and fourth quarters of 2020 was both the PPP and the firm’s maintenance of additional on-balance sheet liquidity as a result of the pandemic. Average PPP loans outstanding during the fourth quarter of 2020 were $2.1 billion. Additionally, the firm also maintained approximately $3.0 billion in average excess liquidity, primarily in Federal funds sold and other cash equivalent balances. The firm's fourth quarter 2020 net interest margin was negatively impacted by approximately 30 basis points as a result of PPP loans and excess liquidity, compared to approximately 40 basis points in the third quarter of 2020.
◦Included in net interest income for the fourth quarter of 2020 was $4.4 million of discount accretion associated with fair value adjustments, compared to $5.6 million of discount accretion recognized in the third quarter of 2020 and $10.6 million in the fourth quarter of 2019. The firm's net interest margin was positively impacted by approximately 6 basis points, 9 basis points and 19 basis points, respectively, because of fair value adjustment discount accretion in each of the fourth and third quarters of 2020 and the fourth quarter of 2019. There remains $20.8 million of purchase accounting discount accretion as of Dec. 31, 2020.
•Noninterest income for the quarter ended Dec. 31, 2020 was $83.4 million, compared to $91.1 million for the quarter ended Sept. 30, 2020, a linked-quarter annualized decline of 33.5 percent. Compared to $59.5 million for the fourth quarter of 2019, noninterest income grew 40.3 percent year-over-year.
◦Wealth management revenues, which include investment, trust and insurance services, were $14.3 million for the fourth quarter of 2020, compared to $13.0 million for the third quarter of 2020 and $12.4 million for the fourth quarter of 2019, a year-over-year increase of 14.8 percent.
◦Income from the firm's investment in BHG was $24.3 million for the quarter ended Dec. 31, 2020, down from $26.4 million for the quarter ended Sept. 30, 2020 and up from $12.3 million for the quarter ended Dec. 31, 2019.
◦Net gains on mortgage loans sold were $12.4 million during the quarter ended Dec. 31, 2020, down from $19.5 million for the quarter ended Sept. 30, 2020. Net gains on mortgage loans sold were up 104.9 percent from $6.0 million during the quarter ended Dec. 31, 2019. This dramatic year-over-year growth primarily reflects market conditions as well as the addition of revenue producing mortgage originators over the last 24 months.

◦Other noninterest income was $24.0 million for the quarter ended Dec. 31, 2020, compared to $21.7 million for the quarter ended Sept. 30, 2020 and $19.5 million for the quarter ended Dec. 31, 2019, a year-over-year increase of 23.0 percent. Contributing to the year-over-year growth were increases in SBA loan fees, loan swap fees and policy benefits from the firm's bank-owned life insurance policies.
"We are reporting a net interest margin for the fourth quarter of 2.97 percent, which was negatively impacted by approximately 0.30 percent because of PPP loans and our excess liquidity," Carpenter said. "These items will continue to impact our reported return on assets, net interest margin and other profitability measures, but eventually their impact will diminish. Earning asset yields increased in the fourth quarter while deposit costs continued to decrease. Our average deposit costs were 0.33 percent in the fourth quarter, down 10 basis points from the third quarter. Our focus in 2021 will continue to be reducing our future deposit costs for both client and wholesale funding sources. We also anticipate that our liquidity levels will find their way to historical balance sheet liquidity levels over the next two years.
"With a year-over-year increase of approximately 40.0 percent, it was obviously a big growth year for fees. Several business units reported record results, led by a very robust mortgage market and BHG maintaining its strong performance throughout the pandemic. We also achieved double-digit growth in areas like our wealth management and SBA units. Looking forward, we are optimistic that BHG will have another great year in 2021 as their business flows are strong headed into the first quarter of 2021. We believe we also have a great hiring platform with more mortgage originators than ever and we operate in very attractive housing markets. Although we expect a modest decrease in mortgage revenues given our belief that long-term rates may increase in 2021, we do anticipate strong growth in total fee revenues in 2021."

OPERATING LEVERAGE AND OTHER HIGHLIGHTS:
•The firm's efficiency ratio for the fourth quarter of 2020 was 53.6 percent, compared to 48.5 percent for the third quarter of 2020 and 51.4 percent in the fourth quarter of 2019. The ratio of noninterest expenses to average assets was 1.89 percent for the fourth quarter of 2020, compared to 1.70 percent in the third quarter of 2020 and 1.88 percent in the fourth quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, the efficiency ratio was 48.2 percent for the fourth quarter of 2020, compared to 47.3 percent for the third quarter of 2020 and 51.1 percent for the fourth quarter of 2019. Excluding ORE expense for 2020 and 2019 and FHLB restructuring and hedge termination charges for 2020, the ratio of noninterest expense to average assets was 1.70 percent for the fourth quarter of 2020, compared to 1.65 percent for the third quarter of 2020 and 1.86 percent for the fourth quarter of 2019.
•Noninterest expense for the quarter ended Dec. 31, 2020 was $163.3 million, compared to $144.3 million in the third quarter of 2020 and $130.5 million in the fourth quarter of 2019, reflecting a year-over-year increase of 25.2 percent. Excluding ORE expense for 2020 and 2019 and FHLB restructuring and hedge termination charges for 2020, noninterest expense for the fourth quarter of 2020 increased 13.3 percent over the fourth quarter of 2019.
◦Salaries and employee benefits were $90.0 million in the fourth quarter of 2020, compared to $90.1 million in the third quarter of 2020 and $81.4 million in the fourth quarter of 2019, reflecting a year-over-year increase of 10.5 percent.
▪Incentive costs related to the firm’s annual cash incentive plan amounted to approximately $13.4 million in the fourth quarter of 2020, compared to $15.2 million in the third quarter of 2020 and $10.9 million in the fourth quarter of last year. Costs related to the firm’s annual cash incentive plan for the year ended December 31, 2020 are approximately 27 percent less than the costs of the plan in 2019. As a result of the firm’s performance in 2020, the threshold for the plan’s diluted EPS target was not met and thus resulted in a significant reduction in costs related to the plan. Early in the third quarter, the Company added an additional metric to the annual cash incentive plan to take into account new PPNR goals and initiatives for 2020. Based on the firm's results for the fiscal year ended 2020 and in consideration of the considerable effort the Company’s associates put forth during unusually difficult circumstances in 2020, the Company's compensation committee approved an increase in the calculated award from 50 percent of target to 65 percent of target, which amounted to $6.8 million of additional expense in the fourth quarter of 2020.
▪Incentive costs related to the Company’s equity compensation plans amounted to approximately $4.6 million in the fourth quarter of 2020, compared to $4.4 million in the third quarter of 2020 and $6.1 million in the fourth quarter of last year. As was the case with the diluted EPS metric under the annual cash incentive plan, the Company did not meet its 2020 performance targets under its performance-based equity incentive plans for its named executive officers which resulted in the forfeiture of several tranches of performance-based awards granted to these individuals. These forfeitures contributed to the reduction in 2020 costs related to these plans.
◦During the fourth quarter of 2020 and included in other noninterest expense, the firm prepaid $200.0 million in FHLB advances with a weighted average rate of 2.09 percent and a remaining weighted average term of 3.1 years resulting in $10.3 million of prepayment penalties that were recognized during the quarter. Additionally, the firm eliminated $99.0 million of cash flow hedges designed to hedge forecasted wholesale funding cash flows which the firm no longer deems likely to occur. The cash flow hedges were originally intended to remain in effect through various dates until Oct. 3, 2022. The firm recognized $4.7 million in expense in the fourth quarter of 2020 as a result of these early terminations.
•The effective tax rate for the fourth quarter of 2020 was 17.2 percent, compared to 19.3 percent for the third quarter of 2020 and 18.9 percent for the fourth quarter of 2019.
◦Contributing to the reduction in the effective tax rate in the fourth quarter of 2020 was an increase in policy benefits from the firm's bank-owned life insurance policies and an increase in tax-exempt interest income. The effective tax rate for the year ended Dec. 31, 2020 was 15.9 percent. The firm believes the effective tax rate for 2021 will increase modestly primarily due to increased performance next year.
"Expenses in the fourth quarter of 2020 were higher than anticipated due primarily to the compensation committee's decision to increase the annual cash incentive plan award from 50 percent of target to 65 percent," Carpenter said. "Given the significant effort of our associates in 2020, our board's compensation committee determined a modest increase in the award was warranted. For 2021, the performance targets for our annual cash plan are likely to be similar to our original targets in 2020 in that they will be designed to achieve top quartile performance within our peer group. As we consider expense run rates for 2021, with the expected increase in incentive costs, our belief is that our 2021 expense growth will result in a high-single digit percentage increase in comparison to total noninterest expense for 2020."

BOARD OF DIRECTORS DECLARES DIVIDENDS AND AUTHORIZE SHARE REPURCHASE PLAN
On Jan. 19, 2021, Pinnacle Financial's Board of Directors increased the quarterly cash dividend to $0.18 per common share to be paid on Feb. 26, 2021 to common shareholders of record as of the close of business on Feb. 5, 2021. Additionally, the board of directors approved a quarterly dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on March 1, 2021 to shareholders of record at the close of business on Feb. 14, 2021. The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.
The firm also announced that its board of directors has authorized a new share repurchase plan for up to $125 million of the Company’s common stock. Repurchases of the Company’s common stock will be made in accordance with applicable laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions or otherwise. The board authorized the repurchase program to remain in effect through March 31, 2022, unless the entire repurchase amount has been acquired before that date.
The share repurchase program may be extended, modified, amended, suspended or discontinued at any time at the Company’s discretion and does not commit the Company to repurchase shares of its common stock. The actual timing, number and value of the shares to be purchased under the program will be determined by the Company at its discretion and will depend on a number of factors, including the performance of the Company’s stock price, the Company’s ongoing capital planning considerations, general market and other conditions, applicable legal requirements and compliance with the terms of the Company’s outstanding indebtedness.

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on Jan. 20, 2021, to discuss fourth quarter 2020 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2020 deposit data from the FDIC. Pinnacle earned a spot on FORTUNE's 2020 list of 100 Best Companies to Work For® in the U.S., its fourth consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For seven years in a row.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 1 on its 2020 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $34.9 billion in assets as of Dec. 31, 2020. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 12 primarily urban markets in Tennessee, the Carolinas, Virginia and Atlanta.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
###

Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) further deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the further effects of the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) the speed with which the COVID-19 vaccines can be widely distributed, those vaccines efficacy against the virus and public acceptance of the vaccines; (iv) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (v) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vi) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (viii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (ix) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia and Virginia,  particularly in commercial and residential real estate markets; (x) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (xi) the results of regulatory examinations; (xii) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xiii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiv) BHG's ability to profitably grow its business and successfully execute on its business plans; (xv) risks of expansion into new geographic or product markets; (xvi) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xvii) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xviii) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xix) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xx) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xxi) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xxii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxiii) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xxiv) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxv) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxvi) the availability of and access to capital; (xxvii) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxviii) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, efficiency ratio, adjusted PPNR and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, the charges associated with Pinnacle Financial's branch rationalization project, FHLB restructuring charges, hedge termination charges, the sale of the remaining portion of Pinnacle Bank's non-prime automobile portfolio and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2020 versus certain periods in 2019 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	December 31, 2020	September 30, 2020	December 31, 2019
ASSETS
Cash and noninterest-bearing due from banks	$203,296	$179,231	$157,901
Restricted cash	223,788	247,761	137,045
Interest-bearing due from banks	3,522,224	2,604,646	210,784
Federal funds sold and other	12,141	11,687	20,977
Cash and cash equivalents	3,961,449	3,043,325	526,707
Securities available-for-sale, at fair value	3,586,681	3,463,422	3,539,995
Securities held-to-maturity (fair value of $1.1 billion, net of allowance for credit losses of $191,000 at both Dec. 31, 2020 and Sept. 30, 2020, and $201.2 million Dec. 31, 2019, respectively)	1,028,359	1,039,650	188,996
Consumer loans held-for-sale	87,821	82,748	81,820
Commercial loans held-for-sale	31,200	12,290	17,585
Loans	22,424,501	22,477,409	19,787,876
Less allowance for credit losses	(285,050)	(288,645)	(94,777)
Loans, net	22,139,451	22,188,764	19,693,099
Premises and equipment, net	290,001	287,711	273,932
Equity method investment	308,556	289,301	278,037
Accrued interest receivable	104,078	101,762	84,462
Goodwill	1,819,811	1,819,811	1,819,811
Core deposits and other intangible assets	42,336	44,713	51,130
Other real estate owned	12,360	19,445	29,487
Other assets	1,520,757	1,431,989	1,220,435
Total assets	$34,932,860	$33,824,931	$27,805,496
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$7,392,325	$7,050,670	$4,795,476
Interest-bearing	5,689,095	4,995,769	3,630,168
Savings and money market accounts	11,099,523	10,513,645	7,813,939
Time	3,524,632	3,983,872	3,941,445
Total deposits	27,705,575	26,543,956	20,181,028
Securities sold under agreements to repurchase	128,164	127,059	126,354
Federal Home Loan Bank advances	1,087,927	1,287,738	2,062,534
Subordinated debt and other borrowings	670,575	670,273	749,080
Accrued interest payable	24,934	26,101	42,183
Other liabilities	411,074	382,496	288,569
Total liabilities	30,028,249	29,037,623	23,449,748
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at Dec. 31, 2020 and Sept. 30, 2020, respectively and no shares issued and outstanding at Dec. 31, 2019	217,126	217,126	—
Common stock, par value $1.00, 180.0 million shares authorized; 75.9 million, 75.8 million and 76.6 million shares issued and outstanding at Dec. 31, 2020, Sept. 30, 2020 and Dec. 31, 2019, respectively	75,850	75,835	76,564
Additional paid-in capital	3,028,063	3,023,430	3,064,467
Retained earnings	1,407,723	1,312,929	1,184,183
Accumulated other comprehensive income, net of taxes	175,849	157,988	30,534
Total stockholders' equity	4,904,611	4,787,308	4,355,748
Total liabilities and stockholders' equity	$34,932,860	$33,824,931	$27,805,496

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three months ended			Year ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest income:
Loans, including fees	$232,561	$224,482	$241,209	$919,744	$955,388
Securities
Taxable	7,530	8,276	10,211	35,663	46,649
Tax-exempt	15,446	15,001	13,597	58,867	51,138
Federal funds sold and other	1,510	1,429	3,436	6,768	14,761
Total interest income	257,047	249,188	268,453	1,021,042	1,067,936
Interest expense:
Deposits	22,721	28,401	55,905	135,547	231,641
Securities sold under agreements to repurchase	64	77	131	350	570
FHLB advances and other borrowings	13,277	14,116	18,245	63,357	69,583
Total interest expense	36,062	42,594	74,281	199,254	301,794
Net interest income	220,985	206,594	194,172	821,788	766,142
Provision for credit losses	7,180	16,333	4,644	191,734	27,283
Net interest income after provision for credit losses	213,805	190,261	189,528	630,054	738,859
Noninterest income:
Service charges on deposit accounts	8,486	9,854	9,094	34,282	36,769
Investment services	7,593	6,734	6,581	29,537	24,187
Insurance sales commissions	2,300	2,284	2,017	10,055	9,344
Gains on mortgage loans sold, net	12,387	19,453	6,044	60,042	24,335
Investment gains (losses) on sales, net	—	651	68	986	(5,941)
Trust fees	4,382	3,986	3,835	16,496	14,184
Income from equity method investment	24,294	26,445	12,312	83,539	90,111
Other noninterest income	24,002	21,658	19,511	82,903	70,837
Total noninterest income	83,444	91,065	59,462	317,840	263,826
Noninterest expense:
Salaries and employee benefits	90,013	90,103	81,444	334,483	313,359
Equipment and occupancy	23,849	21,622	21,059	88,475	84,582
Other real estate, net	1,457	1,795	804	8,555	4,228
Marketing and other business development	2,979	2,321	4,298	10,693	13,251
Postage and supplies	1,998	1,761	2,407	7,819	8,144
Amortization of intangibles	2,377	2,417	2,896	9,793	9,908
Other noninterest expense	40,632	24,258	17,562	116,718	71,676
Total noninterest expense	163,305	144,277	130,470	576,536	505,148
Income before income taxes	133,944	137,049	118,520	371,358	497,537
Income tax expense	23,068	26,404	22,441	59,037	96,656
Net income	110,876	110,645	96,079	312,321	400,881
Preferred stock dividends	(3,798)	(3,798)	—	(7,596)	—
Net income available to common shareholders	$107,078	$106,847	$96,079	$304,725	$400,881
Per share information:
Basic net income per common share	$1.42	$1.42	$1.26	$4.04	$5.25
Diluted net income per common share	$1.42	$1.42	$1.26	$4.03	$5.22
Weighted average common shares outstanding:
Basic	75,253,862	75,240,664	76,018,739	75,376,489	76,364,303
Diluted	75,583,986	75,360,033	76,398,982	75,654,385	76,763,903

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2020	2020	2020	2020	2019	2019
Balance sheet data, at quarter end:
Commercial and industrial loans	$6,239,588	6,144,949	6,293,709	6,752,317	6,290,296	6,002,285
Commercial real estate - owner occupied loans	2,802,227	2,748,075	2,708,306	2,650,170	2,669,766	2,595,837
Commercial real estate - investment loans	4,565,040	4,648,457	4,822,537	4,520,234	4,418,658	4,443,687
Commercial real estate - multifamily and other loans	638,344	571,995	561,481	550,338	620,794	669,721
Consumer real estate - mortgage loans	3,099,172	3,041,019	3,042,604	3,106,465	3,068,625	3,025,502
Construction and land development loans	2,901,746	2,728,439	2,574,494	2,520,937	2,430,483	2,253,303
Consumer and other loans	379,515	343,461	294,545	296,392	289,254	355,307
Paycheck protection program loans	1,798,869	2,251,014	2,222,624	—	—	—
Total loans	22,424,501	22,477,409	22,520,300	20,396,853	19,787,876	19,345,642
Allowance for credit losses	(285,050)	(288,645)	(285,372)	(222,465)	(94,777)	(93,647)
Securities	4,615,040	4,503,072	4,358,313	4,089,821	3,728,991	3,583,119
Total assets	34,932,860	33,824,931	33,342,112	29,264,180	27,805,496	27,547,834
Noninterest-bearing deposits	7,392,325	7,050,670	6,892,864	4,963,415	4,795,476	4,702,155
Total deposits	27,705,575	26,543,956	25,521,829	21,333,171	20,181,028	20,000,677
Securities sold under agreements to repurchase	128,164	127,059	194,553	186,548	126,354	95,402
FHLB advances	1,087,927	1,287,738	1,787,551	2,317,520	2,062,534	2,052,548
Subordinated debt and other borrowings	670,575	670,273	717,043	669,658	749,080	750,488
Total stockholders' equity	4,904,611	4,787,308	4,695,647	4,385,128	4,355,748	4,294,630
Balance sheet data, quarterly averages:
Total loans	$22,524,683	22,493,192	22,257,168	20,009,288	19,599,620	19,216,835
Securities	4,567,872	4,420,280	4,194,811	3,814,543	3,662,829	3,507,363
Federal funds sold and other	3,621,623	3,279,248	2,618,832	807,796	717,927	802,326
Total earning assets	30,714,178	30,192,720	29,070,811	24,631,627	23,980,376	23,526,524
Total assets	34,436,765	33,838,716	32,785,391	28,237,642	27,604,774	27,134,163
Noninterest-bearing deposits	7,322,393	6,989,439	6,432,010	4,759,729	4,834,694	4,574,821
Total deposits	27,193,256	26,352,823	24,807,032	20,679,455	20,078,594	19,778,007
Securities sold under agreements to repurchase	121,331	147,211	191,084	141,192	109,127	134,197
FHLB advances	1,250,848	1,515,879	2,213,769	2,029,888	1,992,213	2,136,928
Subordinated debt and other borrowings	673,419	715,138	706,657	673,415	753,244	533,194
Total stockholders' equity	4,852,373	4,765,864	4,499,438	4,417,155	4,343,246	4,265,006
Statement of operations data, for the three months ended:
Interest income	$257,047	249,188	251,738	263,069	268,453	275,749
Interest expense	36,062	42,594	51,081	69,517	74,281	79,943
Net interest income	220,985	206,594	200,657	193,552	194,172	195,806
Provision for credit losses	7,180	16,333	68,332	99,889	4,644	8,260
Net interest income after provision for credit losses	213,805	190,261	132,325	93,663	189,528	187,546
Noninterest income	83,444	91,065	72,954	70,377	59,462	82,619
Noninterest expense	163,305	144,277	131,605	137,349	130,470	132,941
Income before taxes	133,944	137,049	73,674	26,691	118,520	137,224
Income tax (benefit) expense	23,068	26,404	11,230	(1,665)	22,441	26,703
Net income	110,876	110,645	62,444	28,356	96,079	110,521
Preferred stock dividends	(3,798)	(3,798)	—	—	—	—
Net income available to common shareholders	$107,078	106,847	62,444	28,356	96,079	110,521
Profitability and other ratios:
Return on avg. assets (1)	1.24%	1.26%	0.77%	0.40%	1.38%	1.62%
Return on avg. equity (1)	8.78%	8.92%	5.58%	2.58%	8.78%	10.28%
Return on avg. common equity (1)	9.19%	9.35%	5.66%	2.58%	8.78%	10.28%
Return on avg. tangible common equity (1)	15.37%	15.85%	9.77%	4.48%	15.41%	18.28%
Common stock dividend payout ratio (16)	15.84%	16.49%	16.41%	14.61%	12.24%	12.31%
Net interest margin (2)	2.97%	2.82%	2.87%	3.28%	3.35%	3.43%
Noninterest income to total revenue (3)	27.41%	30.59%	26.66%	26.67%	23.44%	29.67%
Noninterest income to avg. assets (1)	0.96%	1.07%	0.89%	1.00%	0.85%	1.21%
Noninterest exp. to avg. assets (1)	1.89%	1.70%	1.61%	1.96%	1.88%	1.94%
Efficiency ratio (4)	53.64%	48.47%	48.10%	52.04%	51.44%	47.75%
Avg. loans to avg. deposits	82.83%	85.35%	89.72%	96.76%	97.61%	97.16%
Securities to total assets	13.21%	13.31%	13.07%	13.98%	13.41%	13.01%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	December 31, 2020			December 31, 2019
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$22,524,683	$232,561	4.20%	$19,599,620	$241,209	5.00%
Securities
Taxable	2,235,953	7,530	1.34%	1,827,719	10,211	2.22%
Tax-exempt (2)	2,331,919	15,446	3.16%	1,835,110	13,597	3.48%
Federal funds sold and other	3,621,623	1,510	0.17%	717,927	3,436	1.90%
Total interest-earning assets	30,714,178	$257,047	3.44%	23,980,376	$268,453	4.58%
Nonearning assets
Intangible assets	1,863,696			1,869,116
Other nonearning assets	1,858,891			1,755,282
Total assets	$34,436,765			$27,604,774

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	5,232,181	3,086	0.23%	3,425,866	8,755	1.01%
Savings and money market	10,882,070	7,651	0.28%	7,717,082	23,551	1.21%
Time	3,756,612	11,984	1.27%	4,100,952	23,599	2.28%
Total interest-bearing deposits	19,870,863	22,721	0.45%	15,243,900	55,905	1.45%
Securities sold under agreements to repurchase	121,331	64	0.21%	109,127	131	0.48%
Federal Home Loan Bank advances	1,250,848	6,282	2.00%	1,992,213	10,568	2.10%
Subordinated debt and other borrowings	673,419	6,995	4.13%	753,244	7,677	4.04%
Total interest-bearing liabilities	21,916,461	36,062	0.65%	18,098,484	74,281	1.63%
Noninterest-bearing deposits	7,322,393	—	—	4,834,694	—	—
Total deposits and interest-bearing liabilities	29,238,854	$36,062	0.49%	22,933,178	$74,281	1.29%
Other liabilities	345,538			328,350
Stockholders' equity	4,852,373			4,343,246
Total liabilities and stockholders' equity	$34,436,765			$27,604,774
Net interest income		$220,985			$194,172
Net interest spread (3)			2.78%			2.95%
Net interest margin (4)			2.97%			3.35%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $8.4 million of taxable equivalent income for the three months ended Dec. 31, 2020 compared to $8.1 million for the three months ended Dec. 31, 2019. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended Dec. 31, 2020 would have been 2.95% compared to a net interest spread of 3.29% for the three months ended Dec. 31, 2019.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Year ended			Year Ended
	December 31, 2020			December 31, 2019
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$21,824,841	$919,744	4.30%	$18,847,104	$955,388	5.17%
Securities
Taxable	2,136,437	35,663	1.67%	1,791,663	46,649	2.60%
Tax-exempt (2)	2,114,277	58,867	3.35%	1,680,758	51,138	3.62%
Federal funds sold and other	2,586,298	6,768	0.26%	631,331	14,761	2.34%
Total interest-earning assets	28,661,853	$1,021,042	3.67%	22,950,856	$1,067,936	4.78%
Nonearning assets
Intangible assets	1,867,007			1,859,548
Other nonearning assets	1,805,677			1,624,750
Total assets	$32,334,537			$26,435,154

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	4,602,683	19,542	0.42%	3,236,907	36,901	1.14%
Savings and money market	9,623,790	45,364	0.47%	7,557,265	104,138	1.38%
Time	4,162,523	70,641	1.70%	3,978,688	90,602	2.28%
Total interest-bearing deposits	18,388,996	135,547	0.74%	14,772,860	231,641	1.57%
Securities sold under agreements to repurchase	150,118	350	0.23%	117,518	570	0.49%
Federal Home Loan Bank advances	1,750,578	33,135	1.89%	2,055,365	43,675	2.12%
Subordinated debt and other borrowings	692,169	30,222	4.37%	557,387	25,908	4.65%
Total interest-bearing liabilities	20,981,861	199,254	0.95%	17,503,130	301,794	1.72%
Noninterest-bearing deposits	6,380,155	—	—	4,503,134	—	—
Total deposits and interest-bearing liabilities	27,362,016	$199,254	0.73%	22,006,264	$301,794	1.37%
Other liabilities	337,855			241,935
Stockholders' equity	4,634,666			4,186,955
Total liabilities and stockholders' equity	$32,334,537			$26,435,154
Net interest income		$821,788			$766,142
Net interest spread (3)			2.72%			3.06%
Net interest margin (4)			2.97%			3.46%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $29.9 million of taxable equivalent income for the year ended Dec. 31, 2020 compared to $29.0 million for the year ended Dec. 31, 2019. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the year ended Dec. 31, 2020 would have been 2.94% compared to a net interest spread of 3.41% for the year ended Dec. 31, 2019.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	December	September	June	March	December	September
	2020	2020	2020	2020	2019	2019
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$73,836	71,390	62,562	70,970	61,605	73,263
Other real estate (ORE) and other nonperforming assets (NPAs)	12,360	19,445	22,105	27,182	29,487	30,049
Total nonperforming assets	$86,196	90,835	84,667	98,152	91,092	103,312
Past due loans over 90 days and still accruing interest	$2,362	1,313	1,982	1,990	1,615	2,450
Accruing troubled debt restructurings (5)	$2,494	2,588	3,274	3,869	4,850	5,803
Accruing purchase credit deteriorated loans	$14,091	14,346	14,616	13,984	13,249	12,887
Net loan charge-offs	$10,775	13,057	5,384	10,155	3,515	4,866
Allowance for credit losses to nonaccrual loans	386.1%	404.3%	456.1%	313.5%	153.8%	127.8%
As a percentage of total loans:
Past due accruing loans over 30 days	0.19%	0.11%	0.09%	0.17%	0.18%	0.24%
Potential problem loans (6)	0.77%	0.96%	1.12%	1.22%	1.39%	1.31%
Allowance for credit losses (20)	1.27%	1.28%	1.27%	1.09%	0.48%	0.48%
Nonperforming assets to total loans, ORE and other NPAs	0.38%	0.40%	0.38%	0.48%	0.46%	0.53%
Classified asset ratio (Pinnacle Bank) (8)	8.1%	9.9%	11.2%	12.0%	13.4%	13.5%
Annualized net loan charge-offs to avg. loans (7)	0.19%	0.23%	0.10%	0.20%	0.07%	0.10%
Wtd. avg. commercial loan internal risk ratings (6)	45.1	45.2	45.1	45.0	44.9	45.3
		44.4	4.5	4.4	4.4	4.5
Interest rates and yields:
Loans	4.20%	4.04%	4.16%	4.84%	5.00%	5.21%
Securities	2.27%	2.38%	2.59%	2.82%	2.85%	3.00%
Total earning assets	3.44%	3.38%	3.58%	4.41%	4.58%	4.78%
Total deposits, including non-interest bearing	0.33%	0.43%	0.55%	0.99%	1.10%	1.25%
Securities sold under agreements to repurchase	0.21%	0.21%	0.20%	0.33%	0.48%	0.45%
FHLB advances	2.00%	1.82%	1.73%	2.06%	2.10%	2.15%
Subordinated debt and other borrowings	4.13%	3.99%	4.42%	4.96%	4.04%	4.22%
Total deposits and interest-bearing liabilities	0.49%	0.59%	0.74%	1.19%	1.29%	1.40%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	14.0%	14.2%	14.1%	15.0%	15.7%	15.6%
Common equity Tier one	10.0%	9.9%	9.6%	9.4%	9.7%	9.6%
Tier one risk-based	10.9%	10.7%	10.4%	9.4%	9.7%	9.6%
Total risk-based	14.3%	14.2%	14.0%	12.8%	13.2%	13.2%
Leverage	8.6%	8.5%	8.4%	8.8%	9.1%	8.9%
Tangible common equity to tangible assets	8.5%	8.5%	8.3%	9.2%	9.6%	9.4%
Pinnacle Bank ratios:
Common equity Tier one	11.4%	11.3%	11.0%	11.0%	11.2%	11.1%
Tier one risk-based	11.4%	11.3%	11.0%	11.0%	11.2%	11.1%
Total risk-based	12.7%	12.6%	12.4%	12.2%	12.2%	12.1%
Leverage	9.1%	8.9%	8.9%	10.3%	10.5%	10.4%
Construction and land development loans as a percentage of total capital (19)	89.0%	86.7%	83.6%	84.2%	83.6%	79.9%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	264.0%	268.8%	275.0%	264.1%	268.3%	272.8%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	December	September	June	March	December	September
	2020	2020	2020	2020	2019	2019

Per share data:
Earnings per common share – basic	$1.42	1.42	0.83	0.37	1.26	1.45
Earnings per common share - basic, excluding non-GAAP adjustments	$1.58	1.45	0.89	0.39	1.27	1.45
Earnings per common share – diluted	$1.42	1.42	0.83	0.37	1.26	1.44
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.58	1.45	0.89	0.39	1.27	1.45
Common dividends per share	$0.16	0.16	0.16	0.16	0.16	0.16
Book value per common share at quarter end (9)	$61.80	60.26	59.05	57.85	56.89	55.97
Tangible book value per common share at quarter end (9)	$37.25	35.68	34.43	33.20	32.45	31.60
Revenue per diluted common share	$4.03	3.95	3.63	3.47	3.32	3.64
Revenue per diluted common share, excluding non-GAAP adjustments	$4.03	3.94	3.63	3.47	3.32	3.63

Investor information:
Closing sales price of common stock on last trading day of quarter	$64.40	35.59	41.99	37.54	64.00	56.75
High closing sales price of common stock during quarter	$65.51	44.47	48.98	64.03	64.80	61.14
Low closing sales price of common stock during quarter	$35.97	33.28	33.24	31.98	54.58	50.78

Closing sales price of depositary shares on last trading day of quarter	$27.69	26.49	25.98	—	—	—
High closing sales price of depositary shares during quarter	$27.94	26.82	26.05	—	—	—
Low closing sales price of depositary shares during quarter	$26.45	25.51	25.19	—	—	—

Other information:
Residential mortgage loan sales:
Gross loans sold	$479,867	511,969	550,704	286,703	322,228	302,473
Gross fees (10)	$23,729	23,557	16,381	9,490	9,953	9,392
Gross fees as a percentage of loans originated	4.94%	4.60%	2.97%	3.31%	3.09%	3.11%
Net gain on residential mortgage loans sold	$12,387	19,453	19,619	8,583	6,044	7,402
Investment gains (losses) on sales of securities, net (15)	$—	651	(128)	463	68	417
Brokerage account assets, at quarter end (11)	$5,509,560	4,866,726	4,499,856	4,000,643	4,636,441	4,355,429
Trust account managed assets, at quarter end	$3,295,198	2,978,035	2,908,131	2,714,582	2,942,811	2,530,356
Core deposits (12)	$23,510,883	22,003,989	21,391,794	18,604,262	17,617,479	17,103,470
Core deposits to total funding (12)	79.5%	76.9%	75.8%	75.9%	76.2%	74.7%
Risk-weighted assets	$25,791,896	25,189,944	24,937,535	24,600,490	23,911,064	23,370,342
Number of offices	114	114	113	111	111	114
Total core deposits per office	$206,236	193,017	189,308	167,606	158,716	150,030
Total assets per full-time equivalent employee	$13,262	13,027	12,936	11,422	11,180	11,217
Annualized revenues per full-time equivalent employee	$459.8	456.1	426.9	414.3	404.6	449.8
Annualized expenses per full-time equivalent employee	$246.6	221.1	205.4	215.6	208.1	214.8
Number of employees (full-time equivalent)	2,634.0	2,596.5	2,577.5	2,562.0	2,487.0	2,456.0
Associate retention rate (13)	94.8%	94.4%	94.5%	93.5%	92.8%	93.2%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Year ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2020	2020	2019	2020	2019

Net interest income	$220,985	206,594	194,172	821,788	766,142

Noninterest income	83,444	91,065	59,462	317,840	263,826
Total revenues	304,429	297,659	253,634	1,139,628	1,029,968
Less: Investment (gains) losses on sales of securities, net	—	(651)	(68)	(986)	5,941
Loss on sale of non-prime automobile portfolio	—	—	—	—	1,536
Total revenues excluding the impact of adjustments noted above	$304,429	297,008	253,566	1,138,642	1,037,445

Noninterest expense	$163,305	144,277	130,470	576,536	505,148
Less: Other real estate (ORE) expense	1,457	1,795	804	8,555	4,228
FHLB restructuring charges	10,307	1,991	—	15,168	—
Hedge termination charges	4,673	—	—	4,673	—
Branch rationalization charges	—	—	—	—	3,189
Noninterest expense excluding the impact of adjustments noted above	$146,868	140,491	129,666	548,140	497,731

Pre-tax income	$133,944	137,049	118,520	371,358	497,537
Provision for credit losses	7,180	16,333	4,644	191,734	27,283
Pre-tax pre-provision net revenue	141,124	153,382	123,164	563,092	524,820
Adjustments noted above	16,437	3,135	736	27,410	14,894
Adjusted pre-tax pre-provision net revenue(14)	$157,561	156,517	123,900	590,502	539,714

Noninterest income	$83,444	91,065	59,462	317,840	263,826
Less: Adjustments as noted above	—	(651)	(68)	(986)	7,477
Noninterest income excluding the impact of adjustments noted above	$83,444	90,414	59,394	316,854	271,303

Efficiency ratio (4)	53.64%	48.47%	51.44%	50.59%	49.05%
Adjustments as noted above	(5.40)%	(1.17)%	(0.30)%	(2.45)%	(1.07)%
Efficiency ratio (excluding adjustments noted above)	48.24%	47.30%	51.14%	48.14%	47.98%

Total average assets	$34,436,765	33,838,716	27,604,774	32,334,537	26,435,154

Noninterest income to average assets (1)	0.96%	1.07%	0.85%	0.98%	1.00%
Adjustments as noted above	—%	(0.01)%	—%	—%	0.03%
Noninterest income (excluding adjustments noted above) to average assets (1)	0.96%	1.06%	0.85%	0.98%	1.03%

Noninterest expense to average assets (1)	1.89%	1.70%	1.88%	1.78%	1.91%
Adjustments as noted above	(0.19)%	(0.05)%	(0.02)%	(0.08)%	(0.03)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.70%	1.65%	1.86%	1.70%	1.88%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	December	September	June	March	December	September
	2020	2020	2020	2020	2019	2019
Net income available to common shareholders	$107,078	106,847	62,444	28,356	96,079	110,521
Investment (gains) losses on sales of securities, net	—	(651)	128	(463)	(68)	(417)
Sale of non-prime automobile portfolio	—	—	—	—	—	—
ORE expense	1,457	1,795	2,888	2,415	804	655
Branch rationalization charges	—	—	—	—	—	—
FHLB restructuring charges	10,307	1,991	2,870	—	—	—
Hedge termination charges	4,673	—	—	—	—	—
Tax effect on adjustments noted above (18)	(4,297)	(819)	(1,539)	(510)	(192)	(62)
Net income available to common shareholders excluding adjustments noted above	$119,218	109,163	66,791	29,798	96,623	110,697

Basic earnings per common share	$1.42	1.42	0.83	0.37	1.26	1.45
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)	—	—	—	(0.01)
Adjustment due to sale of non-prime automobile portfolio	—	—	—	—	—	—
Adjustment due to ORE expense	0.02	0.02	0.04	0.03	0.01	0.01
Adjustment due to branch rationalization charges	—	—	—	—	—	—
Adjustment due to FHLB restructuring charges	0.14	0.03	0.04	—	—	—
Adjustment due to hedge termination charges	0.06	—	—	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	(0.06)	(0.01)	(0.02)	(0.01)	—	—
Basic earnings per common share excluding adjustments noted above	$1.58	1.45	0.89	0.39	1.27	1.45

Diluted earnings per common share	$1.42	1.42	0.83	0.37	1.26	1.44
Adjustment due to investment (gains) losses on sales of securities, net	—	(0.01)	—	—	—	(0.01)
Adjustment due to sale of non-prime automobile portfolio	—	—	—	—	—	—
Adjustment due to ORE expense	0.02	0.02	0.04	0.03	0.01	0.01
Adjustment due to branch rationalization charges	—	—	—	—	—	—
Adjustment due to FHLB restructuring charges	0.14	0.03	0.04	—	—	—
Adjustment due to hedge termination charges	0.06	—	—	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	(0.06)	(0.01)	(0.02)	(0.01)	—	0.01
Diluted earnings per common share excluding the adjustments noted above	$1.58	1.45	0.89	0.39	1.27	1.45

Revenue per diluted common share	$4.03	3.95	3.63	3.47	3.32	3.64
Adjustments as noted above	—	(0.01)	—	—	—	(0.01)
Revenue per diluted common share excluding adjustments noted above	$4.03	3.94	3.63	3.47	3.32	3.63

Book value per common share at quarter end	$61.80	60.26	59.05	57.85	56.89	55.97
Adjustment due to goodwill, core deposit and other intangible assets	(24.55)	(24.58)	(24.62)	(24.65)	(24.44)	(24.37)
Tangible book value per common share at quarter end (9)	$37.25	35.68	34.43	33.20	32.45	31.60

Equity method investment (17)
Fee income from BHG, net of amortization	$24,294	26,445	17,208	15,592	12,312	32,248
Funding cost to support investment	1,222	1,231	2,134	2,122	2,345	2,366
Pre-tax impact of BHG	23,072	25,214	15,074	13,470	9,967	29,882
Income tax expense at statutory rates	6,031	6,591	3,940	3,521	2,605	7,811
Earnings attributable to BHG	$17,041	18,623	11,134	9,949	7,362	22,071

Basic earnings per common share attributable to BHG	$0.23	0.25	0.15	0.13	0.10	0.29
Diluted earnings per common share attributable to BHG	$0.23	0.25	0.15	0.13	0.10	0.29

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Year ended
(dollars in thousands, except per share data)	December	December
	2020	2019
Net income available to common shareholders	$304,725	400,881
Investment (gains) losses on sales of securities, net	(986)	5,941
Sale of non-prime automobile portfolio	—	1,536
ORE expense	8,555	4,228
Branch rationalization charges	—	3,189
FHLB restructuring charges	15,168	—
Hedge termination charges	4,673	—
Tax effect on adjustments noted above (18)	(7,165)	(3,893)
Net income available to common shareholders excluding adjustments noted above	$324,970	411,882

Basic earnings per common share	$4.04	5.25
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	0.08
Adjustment due to sale of non-prime automobile portfolio	—	0.02
Adjustment due to ORE expense	0.11	0.05
Adjustment due to branch rationalization charges	—	0.04
Adjustment due to FHLB restructuring charges	0.20	—
Adjustment due to hedge termination charges	0.06	—
Adjustment due to tax effect on adjustments noted above (18)	(0.10)	(0.05)
Basic earnings per common share excluding adjustments noted above	$4.30	5.39

Diluted earnings per common share	4.03	5.22
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	0.08
Adjustment due to sale of non-prime automobile portfolio	—	0.02
Adjustment due to ORE expense	0.11	0.05
Adjustment due to branch rationalization charges	—	0.04
Adjustment due to FHLB restructuring charges	0.20	—
Adjustment due to hedge termination charges	0.06	—
Adjustment due to tax effect on adjustments noted above (18)	(0.09)	(0.04)
Diluted earnings per common share excluding the adjustments noted above	$4.30	5.37

Revenue per diluted common share	$15.06	13.42
Adjustments as noted above	(0.01)	0.09
Revenue per diluted common share excluding adjustments noted above	$15.05	13.51

Equity method investment (17)
Fee income from BHG, net of amortization	$83,539	90,111
Funding cost to support investment	6,709	9,489
Pre-tax impact of BHG	76,830	80,622
Income tax expense at statutory rates	20,083	21,075
Earnings attributable to BHG	$56,747	59,547

Basic earnings per common share attributable to BHG	$0.75	0.78
Diluted earnings per common share attributable to BHG	$0.75	0.78

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Year ended
(dollars in thousands, except per share data)	December	September	December	December	December
	2020	2020	2019	2020	2019

Return on average assets (1)	1.24%	1.26%	1.38%	0.94%	1.52%
Adjustments as noted above	0.14%	0.02%	0.01%	0.07%	0.04%
Return on average assets excluding adjustments noted above (1)	1.38%	1.28%	1.39%	1.01%	1.56%

Tangible assets:
Total assets	$34,932,860	33,824,931	27,805,496	$34,932,860	27,805,496
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(42,336)	(44,713)	(51,130)	(42,336)	(51,130)
Net tangible assets	$33,070,713	31,960,407	25,934,555	$33,070,713	25,934,555

Tangible common equity:
Total stockholders' equity	$4,904,611	4,787,308	4,355,748	$4,904,611	4,355,748
Less: Preferred stockholders' equity	(217,126)	(217,126)	—	(217,126)	—
Total common stockholders' equity	4,687,485	4,570,182	4,355,748	4,687,485	4,355,748
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(42,336)	(44,713)	(51,130)	(42,336)	(51,130)
Net tangible common equity	$2,825,338	2,705,658	2,484,807	$2,825,338	2,484,807

Ratio of tangible common equity to tangible assets	8.54%	8.47%	9.58%	8.54%	9.58%

Average tangible assets:
Average assets	$34,436,765	33,838,716	27,604,774	$32,334,537	26,435,154
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,830,370)	(1,819,811)	(1,817,596)
Average core deposit and other intangible assets	(43,886)	(46,272)	(38,746)	(47,196)	(41,953)
Net average tangible assets	$32,573,068	31,972,633	25,735,658	$30,467,530	24,575,605

Return on average assets (1)	1.24%	1.26%	1.38%	0.94%	1.52%
Adjustment due to goodwill, core deposit and other intangible assets	0.07%	0.07%	0.10%	0.06%	0.11%
Return on average tangible assets (1)	1.31%	1.33%	1.48%	1.00%	1.63%
Adjustments as noted above	0.15%	0.03%	0.01%	0.07%	0.05%
Return on average tangible assets excluding adjustments noted above (1)	1.46%	1.36%	1.49%	1.07%	1.68%

Average tangible common equity:
Average stockholders' equity	$4,852,373	4,765,864	4,343,246	$4,634,666	4,186,955
Less: Average preferred equity	(217,126)	(217,535)	—	(124,074)	—
Average common equity	4,635,247	4,548,329	4,343,246	4,510,592	4,186,955
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,830,370)	(1,819,811)	(1,817,596)
Average core deposit and other intangible assets	(43,886)	(46,272)	(38,746)	(47,196)	(41,953)
Net average tangible common equity	$2,771,550	2,682,246	2,474,130	$2,643,585	2,327,406

Return on average equity (1)	8.78%	8.92%	8.78%	6.57%	9.57%
Adjustment due to average preferred stockholders' equity	0.41%	0.43%	—%	0.19%	—%
Return on average common equity (1)	9.19%	9.35%	8.78%	6.76%	9.57%
Adjustment due to goodwill, core deposit and other intangible assets	6.18%	6.50%	6.63%	4.77%	7.65%
Return on average tangible common equity (1)	15.37%	15.85%	15.41%	11.53%	17.22%
Adjustments as noted above	1.74%	0.34%	0.09%	0.76%	0.48%
Return on average tangible common equity excluding adjustments noted above (1)	17.11%	16.19%	15.49%	12.29%	17.70%

Allowance for credit losses on loans as a percent of total loans	1.27%	1.28%	0.48%	1.27%	0.48%
Impact of excluding PPP loans from total loans	0.11%	0.15%	—%	0.11%	—%
Allowance as adjusted for the above exclusion of PPP loans from total loans	1.38%	1.43%	0.48%	1.38%	0.48%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the Company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income, investment gains and losses on sales of securities, loss on the sale of non-prime automobile portfolio, branch rationalization charges, FHLB restructuring charges and hedge termination charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.